Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Confidential

RENEWABLE ATJ
PURCHASE AND SALE AGREEMENT

dated as of July 26, 2019

by and between

GEVO, INC.

and

AIR TOTAL INTERNATIONAL, S.A.

Table of Contents

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RENEWABLE ATJ
PURCHASE AND SALE AGREEMENT

This RENEWABLE ATJ PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 26th day of July, 2019 (“Execution Date”) by and between GEVO, INC., a Delaware corporation having its principal office at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Seller”) and Air TOTAL International, S.A., a company having its principal office at Route de l’Aéroport 10,1215 GENEVE, SWITZERLAND (“Buyer”). Seller and Buyer may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.     Buyer is engaged in the distribution of alternative specially adapted fuels and seeks a supply of Renewable ATJ (as defined below);

B.     Seller has a demonstration project in Silsbee, TX capable of producing up to 50,000 gallons per year of Renewable ATJ (the “Existing Project”);

C.     Seller is developing an interim skid-mounted production solution that is expected to be capable of producing up to 500,000 gallons per year of Renewable ATJ, which is expected to be located adjacent to the existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Interim Project”); and

D.     Seller is also developing a new project that is expected to be capable of producing up to 10,000,000 gallons per year of Renewable ATJ, which project is expected to be located adjacent to the existing facility owned by Seller’s Affiliate at 502 South Walnut Avenue, Luverne, Minnesota 56156 or at such other locations as may be selected by Seller (the “Expansion Project” and, together with the Existing Project and the Interim Project, the “Production Facilities”);

E.     Seller desires to sell and deliver Renewable ATJ to Buyer, and Buyer desires to purchase and receive such Renewable ATJ from Seller, all pursuant to the terms and conditions of this Agreement; and

F.     Buyer desires to receive, and Seller will use reasonable efforts to obtain (but without guaranteeing any specific result) documentation based on ISCC or RSB methods as to the greenhouse gas efficiency of the Renewable ATJ to be sold hereunder.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement and the mutual benefits to be derived by the Parties, Seller and Buyer agree as follows:

Article 1
Definitions

Section 1.1     Definitions. Except where otherwise indicated, capitalized terms used in this Agreement shall have the definitions set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the Preamble. The Agreement consists of (i) Primary Terms, and (ii) the documents identified as Attachments (and the documents listed or referenced in such Attachments), as any of the foregoing may be amended, modified or supplemented from time to time pursuant hereto.

“Annual Average Spot Price” means, for each year during the Term, the average of the midpoint daily spot jet fuel prices for New York/Boston, as published by Platts (code AAJNL00 for Buckeye Pipeline reference or code PJAAW00 FOB Barge) for each day of such year under the column entitled “mid”.

“API MPMS” means the American Petroleum Institute Manual of Petroleum Measurement Standards.

“Applicable Law” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, including all Governmental Authorizations, in each case, now existing or which may be enacted or issued after the Execution Date.

“As Available Basis” means that Seller, in its sole discretion, has Renewable ATJ available for sale from the Production Facilities for supply to Buyer.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Bankruptcy Event” means, with respect to any Person: (a) such Person institutes a voluntary case, files a petition or consents or otherwise institutes any similar proceedings seeking liquidation, reorganization, dissolution, winding-up, to be adjudicated a bankrupt or for any other relief under the Bankruptcy Law, or consents to the institution of an involuntary case thereunder against it; (b) such Person makes a general assignment for the benefit of creditors; (c) such Person applies under Bankruptcy Law for, or by its consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers with regard to such Person or to any material part of such Person’s property; (d) such Person admits in writing its inability to pay its debts generally as they become due; (e) an involuntary case or any similar proceeding shall be commenced under the Bankruptcy Law against such Person and (A) the petition commencing the involuntary case or similar proceeding is not timely challenged, (B) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) Days of its filing, (C) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) Days of such appointment or (D) an order for relief shall have been issued or entered therein; or (f) a court adjudges such Person to be bankrupt or makes an order requiring the liquidation, dissolution or winding up of such Person.

“Bankruptcy Law” means Title 11 of the United State Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Bio-based Isobutanol” means any isobutanol that is produced from bio-mass and is not derived from petroleum products.

“Business Day” means any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which banks are normally open to conduct business in the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitee” means Buyer, Buyer’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Buyer Taxes” has the meaning specified in Section 8.2.

“Claim” means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

“Claim Notice” has the meaning set forth in Section 14.3(a).

“Confidential Information” means any information disclosed by either Party to the other Party, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing party, as shown by the receiving Party’s files and records; (d) is obtained by the receiving Party from a Third Party without a breach of the Third Party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Day” shall mean a calendar day unless the term Business Days is used.

“Default Notice” has the meaning set forth in Section 15.2.

“Defaulting Party” has the meaning set forth in Section 15.1.

“Delivery Point” has the meaning set forth in Section 6.1.

“Delivery Request” has the meaning set forth in Section 6.2.

“Delivery Schedule” has the meaning set forth in Section 6.2.

“Dispute” has the meaning set forth in Section 17.1.

“Dollar” means one United States dollar.

“EMTS” means the EPA Moderated Transaction System or any replacement or successor system designated by the EPA for the recording or transfer of RINs.

“Environmental Attributes” shall mean any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from a state, regional, federal, or international program or private contract, resulting from or associated with the production of renewable fuels, including without limitation any RINs, any LCFS Credits, and any of the foregoing under the Renewable Energy Directive.

“EPA” means the U.S. Environmental Protection Agency or any successor having responsibility at law for the implementation and administration of the RFS Program.

“Event of Default” has the meaning set forth in Section 15.1.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Project” has the meaning set forth in the Recitals.

“Expansion Project” has the meaning set forth in the Recitals.

“Expansion Project Operations Date” means the date on which Seller determines that the Expansion Project is capable of producing product conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Seller to perform its obligations under this Agreement.

“Extension Term” has the meaning set forth in Section 2.1.

“Force Majeure Event” has the meaning set forth in Section 12.1.

“Gallon” means a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit

“Governmental Authority” means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

“Governmental Authorizations” means, collectively, all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for development, construction, ownership and operation of any of the Production Facilities, the purchase and sale of Renewable ATJ pursuant to this Agreement, or the performance of any other obligation of either Party pursuant to this Agreement.

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. “Hazardous Substances” shall include without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials” or “toxic substances,” or which are otherwise listed, defined or regulated in any manner pursuant to any Applicable Law pertaining to protection of the environment or human or animal health or safety.

“Indemnified Party” has the meaning set forth in Section 14.3.

“Indemnifying Party” has the meaning set forth in Section 14.3.

“Intellectual Property” means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

“Interim Project” has the meaning set forth in the Recitals.

“Interim Project Operations Date” means the date on which Seller determines that the Interim Project is capable of producing product conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Seller to perform its obligations under this Agreement.

“Invoice” has the meaning set forth in Section 9.1.

“ISCC” means International Sustainability and Carbon Certification.

“LCFS Credits” means any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits resulting from the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, or any other similar program, created or generated by or from the production, blending or use of renewable fuels.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

“Minimum Quantity” has the meaning set forth in Section 3.1.

“Moratorium Period” has the meaning set forth in Section 15.2.

“Non-Defaulting Party” has the meaning set forth in Section 15.1.

“Notice to Proceed Date” means the date on which Seller issues a notice to proceed with respect to the construction of the Expansion Project.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Price” has the meaning set forth in Section 8.1.

“Primary Terms” means the terms and provisions set forth in Article 1 through Article 18 of this Agreement.

“Prime Rate” means for any Day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

“Product Transfer Document” means such document(s) as may be required pursuant to the RFS Program, 40 C.F.R. Part 80, Subpart M.

“Production Estimate” has the meaning set forth in Section 6.3.

“Production Facilities” has the meaning set forth in the Recitals.

“Public Official” means an elected or appointed official, employee or agent of any national, regional or local government/state or department, agency or instrumentality of any such government/state or any enterprise in which such a government/state owns, directly or indirectly, a majority or controlling interest; an official of a political party; a candidate for public office; and any official, employee or agent of any public international organization.

“REACH Regulation” means Regulation (EC) No 1907/2006 of the European Parliament and the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).

“Release” means the release, spill, leak, pump, injection, deposit, discharge, dispersal, or improper disposal of a Hazardous Substance.

“Renewable ATJ” means alcohol to jet synthetic paraffinic kerosene derived from Bio-based Isobutanol.

“Renewable Energy Directive” means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

“Replacement Fuel” means synthetic paraffinic kerosene meeting the requirements of any of annexes 2 through 5 of ASTM Standard Specification D7566, latest issue.

“RFS Program” means the Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart M.

“RIN” means a Renewable Identification Number as defined in the RFS Program.

“RSB” means the Roundtable on Sustainable Biomaterials.

“Sanctions Authority” means the respective governmental institutions and agencies of the United States, European Union, United Kingdom and the United Nations, including the U.S. Treasury Department, the U.S. Commerce Department, the U.S. State Department, the United Nations Security Council, or other relevant sanctions authority of the United States, European Union, United Kingdom or the United Nations.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitee” means Seller, Seller’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Seller Taxes” has the meaning set forth in Section 8.2.

“Shortfall Quantity” means, for each year during the Term, an amount equal to the difference between (i) ninety percent (90%) of the applicable Target Annual Contract Quantity less (ii) the sum of (A) the actual quantity of Renewable ATJ and/or Replacement Fuel purchased by Buyer plus (B) the actual quantity of Renewable ATJ scheduled for delivery in accordance with Article 6 but not tendered for delivery by Seller for any reason. For sake of clarity, Renewable ATJ tendered by Seller but not taken by Buyer for any reason shall be included in and count towards the determination of any Shortfall Quantity.

“Specifications” means ASTM Standard Specification D7566 Annex 5, “Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons”, latest issue (version 19 is the current issue as of the Execution Date).

“Target Annual Contract Quantity” means the minimum quantity of Renewable ATJ that Buyer is obligated to take and pay for, or pay for even if not taken, during each year of the Term, as set forth in Section 3.3, and, if applicable, during the Extension Term.

“Tax” or “Taxes” means all federal, state, local, and foreign net income, gross income, profits, franchise, margin, sales, use, value added, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, motor fuel, special fuel, gasoline, petroleum products, bio-fuel, petroleum products delivery, motor fuel transporter, diesel, oil company franchise, environmental, spill, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties, or additions to tax that may be imposed with respect thereto.

“Term” has the meaning set forth in Section 2.1.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

Section 1.2     Interpretation. Unless the context of the Agreement otherwise requires: (a) the headings contained in the Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret the Agreement; (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words; (c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Appendix, Attachment, Exhibit or any other subdivision of the Agreement; (d) references to “Article”, “Section”, “Appendix”, “Attachment” or “Exhibit” are to the Agreement unless specified otherwise; (e) reference to “the Agreement”, an Appendix, Attachment, or Exhibit hereto or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms; (f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Governmental Authorizations) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted; (g) references to any Person or Party shall be construed as a reference to such Person’s or Party’s successors and permitted assigns; and (h) references to “includes,” “including” and similar phrases shall mean “including, without limitation.” The Parties collectively have prepared the Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of the Agreement or any part hereof.

Section 1.3     Order of Precedence. In case of conflict between the Primary Terms, amendments to the Agreement and the Appendices, the order of precedence for interpretation shall be: (a) amendments to this Agreement, with those of a later date having precedence over those of an earlier date; (b) these Primary Terms; and (c) Appendices. In the event of a conflict among, or within, any provisions within any one of the levels set forth in the foregoing order of precedence, the more stringent or higher quality requirements of such provisions which are applicable to the obligations of Seller shall take precedence over the less stringent or lesser quality requirements applicable thereto.

Article 2
Term

Section 2.1     Term. The term of this Agreement shall commence on the Execution Date and shall expire on the third (3rd) anniversary thereof (the “Term”). Upon mutual agreement of the Parties, this Agreement may be extended for an additional four (4) year period beyond the end of the Term (the “Extension Term”). During the Extension Term, if applicable, the Target Annual Contract Quantity shall be an amount no less than [**] of Renewable ATJ per year as mutually agreed by the Parties at a price to be mutually agreed by the Parties. Each Party shall have the right to terminate this Agreement with thirty (30) days’ written notice to the other Party if the Interim Project Operations Date has not occurred within two (2) years after the Execution Date and such circumstance shall be continuing, without any liability arising as a result thereof.

Article 3
Purchase and Sale of Renewable ATJ

Section 3.1     Purchase and Sale of Renewable ATJ. Subject to the terms and conditions in this Agreement, during the Term Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, at the Delivery Point, Renewable ATJ produced at the Production Facility, in amounts equal to the applicable Target Annual Contract Quantity. Prior to the Interim Project Operations Date, Seller’s obligations in respect of the sale of Renewable ATJ hereunder are in all cases on an As Available Basis, and Seller shall have no liability for any failure to produce Renewable ATJ for delivery hereunder for any reason. Beginning on the Interim Project Operations Date and continuing through the remainder of the Term, to the extent Seller fails to tender for delivery hereunder Renewable ATJ or Replacement Fuel in a quantity equal to or greater than [**] of the applicable Target Annual Contract Quantity for the applicable period (the “Minimum Quantity”), and such failure is not otherwise excused hereunder, Seller shall be liable as set forth in Section 3.3. In the event of a shortage of Renewable ATJ that prevents Seller from supplying Buyer’s requirements hereunder, Seller may, in its discretion, allocate Renewable ATJ among its customers. Seller shall endeavor to make any such allocations on a non-discriminatory basis. Seller shall have no obligation or liability under this Agreement with respect to Renewable ATJ not made available to Buyer pursuant to any such allocation.

Section 3.2     Take or Pay.

(a)     For clarification and not in limitation of the foregoing, the obligation of Buyer to purchase the Target Annual Contract Quantity of Renewable ATJ hereunder during the Term following the Interim Project Operations Date is a “take or pay” obligation and fully binding upon and enforceable against Buyer throughout the Term, all as more further described in Section 3.3.

(b)     If, during any year of the Term following the Interim Project Operations Date, Seller makes sufficient quantities of Renewable ATJ available but Buyer fails to purchase ninety percent (90%) of the applicable Target Annual Contract Quantity, Buyer shall pay to Seller an amount equal to (i) the Annual Average Spot Price multiplied by (ii) the Shortfall Quantity.

Section 3.3     Failure to Deliver the Minimum Quantity. If in any year of the Term after the Interim Project Operations Date, Buyer shall have scheduled for delivery an amount of Renewable ATJ equal to or in excess of the Target Annual Contract Quantity, but in such year Seller shall have delivered or tendered for delivery less than the Minimum Quantity, then Seller shall owe Buyer as liquidated damages an amount equal to (i) the Annual Average Spot Price multiplied by (ii) the difference obtained by subtracting (A) the quantity of Renewable ATJ or Replacement Fuel delivered or tendered for delivery in such year by Seller from (B) the Minimum Quantity.

Section 3.4     Target Annual Contract Quantity. The Target Annual Contract Quantity shall be adjusted dependent upon which of the Production Facilities is operational and for how long such facility(ies) have been operating, as set forth below, with the annual measurement period being reset upon each such adjustment.

Target Annual Contract Quantity	Period of Applicability
[**]	From the Execution Date through the Interim Project Operations Date
[**]	12-month period commencing on Interim Project Operations Date
[**]	12-month period commencing on the first anniversary of the Interim Project Operations Date

Notwithstanding the foregoing, the Parties acknowledge that unless an Extension Term is agreed to in accordance with Section 2.1, the Term of this Agreement shall not extend for more than three (3) years from the Execution Date. Accordingly, if and to the extent that the Interim Project Operations Date occurs after the first anniversary of the Execution Date, the Target Annual Contract Quantity for the period commencing on the first anniversary of the Interim Project Operations Date shall be adjusted on a pro rata basis to reflect the number of days left in the Term as of the first anniversary of the Interim Project Operations Date. In addition, if and to the extent that the Interim Project Operations Date occurs after the second anniversary of the Execution Date, the Target Annual Contract Quantity for the period commencing on the Interim Project Operations Date shall be adjusted on a pro rata basis to reflect the number of days left in the Term as of the Interim Project Operations Date (and the higher Target Annual Contract Quantity relating to the period of time commencing on the first anniversary of the Interim Project Operations Date shall not apply).

By way of example, if during the second year of the Agreement, the Interim Project Operations Date occurs, then the Target Annual Contract Quantity shall be reset as of (and for the year following) the Interim Project Operations Date to [**] per year as set forth above, and for the previous partial year of operations of the Existing Project no Target Annual Contract Quantity shall apply.

The foregoing shall not, however, limit the Parties respective obligations to seek to schedule deliveries in a ratable fashion in accordance with Section 6.2. Seller shall be permitted to make deliveries from any of the Production Facilities in order to satisfy the applicable Target Annual Contract Quantity then in effect.

Section 3.5     Replacement Fuel. In the event that Seller does not have Renewable ATJ available for delivery hereunder, Seller may provide Buyer with Replacement Fuel. Deliveries of Replacement Fuel shall, unless otherwise agreed by the Parties, be made at the Delivery Point originally specified for such shipment, and Seller shall, in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation to such Delivery Point of all quantities of Replacement Fuel made available hereunder to Buyer. If Seller desires to deliver Replacement Fuel, Seller shall notify Buyer no later than five (5) days prior to the applicable scheduled delivery of Renewable ATJ hereunder that Seller is electing to deliver Replacement Fuel. The Price for any Replacement Fuel shall be the same price as set forth in Section 8.1 with respect to Renewable ATJ. All Replacement Fuel delivered hereunder shall count towards Buyer’s take or pay obligations under Section 3.2 above and Seller’s obligation to deliver the Minimum Quantity as contemplated by Section 3.3 above.

Section 3.6     No Exclusivity. The Parties acknowledge and agree that as regards quantities of Renewable ATJ in excess of the Target Annual Contract Quantity, Seller shall have no obligation to offer or sell such Renewable ATJ to Buyer hereunder, and nothing in this Agreement shall prohibit Seller from selling and delivering such Renewable ATJ, or any other fuels or products produced by the Production Facilities, to other Persons. Notwithstanding the foregoing, if Seller elects to offer for sale hereunder to Buyer quantities of Renewable ATJ in excess of the Target Annual Contract Quantity, such Renewable ATJ shall be, after mutual agreement, on an As Available Basis only, and the price applicable to all such quantities shall be as set forth in Section 8.1.

Section 3.7     Retention of Environmental Attributes. Other than with respect to RINs, which are addressed in Section 3.8 below, Seller shall retain, own and be entitled to [**] of the economic value of, any and all Environmental Attributes associated with the Renewable ATJ purchased by Buyer under this Agreement. Seller shall have the right to apply for, claim, use, sell, convey, transfer or otherwise receive the benefits of any such Environmental Attributes in its sole discretion.

Section 3.8     Applicable RINs.

(a)     The Parties’ expectation is that all deliveries of Renewable ATJ hereunder will be made at the Delivery Point contemplated by Section 6.1(a), following which the Renewable ATJ will be transferred outside of the contiguous 48 states or Hawaii. In such case, Seller shall be responsible for compliance with 40 C.F.R. § 80.1430 (including being responsible for either retiring RINs or certifying that no RINs were generated in connection with such Renewable ATJ), and Buyer agrees to cooperate with any reasonable requests of Seller in this regard.

(b)     If, notwithstanding Section 6.1(a), the Parties agree to deliver Renewable ATJ to Buyer for use within the contiguous 48 states or Hawaii, then prior to or concurrently with the transfer of title to the Renewable ATJ from Seller to Buyer, Seller shall (i) identify and provide confirmation to Buyer of the valid RINs generated in connection with the delivered volume of Renewable ATJ meeting the requirements of the RFS Program, including, but not limited to, 40 C.F.R. §§ 80.1115, 80.1125, 80.1126 and 80.1128 (the “Applicable RINs”), and (ii) transfer and assign all Applicable RINs to Buyer via the EMTS and a Product Transfer Document meeting the requirements of the RFS program, including, but not limited to, 40 C.F.R. § 80.1153. Buyer shall compensate Seller for any Applicable RINs associated with such Renewable ATJ at the then-applicable market price for RINs, as reasonably determined by Seller.

Section 3.9     REACH Regulation. Buyer shall be solely responsible for fulfilling any requirements under the REACH Regulation in relation to Renewable ATJ; provided, however, that the Parties shall split equally the actual and documented out-of-pocket cost and expense of fulfilling any such requirements up to a total cost of [**] (i.e., Seller will be obligated for up to [**] of such costs). To the extent the cost and expense of fulfilling any such requirements exceeds [**] in the aggregate, each Party shall have the right, in its sole discretion, to terminate this Agreement without any liability arising as a result thereof. Such requirements shall be satisfied as soon as commercially practicable and in any event prior to the first delivery of Renewable ATJ hereunder, and thereafter Buyer shall maintain compliance with all REACH Regulation requirements during the term. In addition, Buyer and Seller are jointly responsible for any requirements or costs associated with the withdrawal of the United Kingdom from the European Union, including any required additional registrations under the REACH Regulation or under the laws of the United Kingdom.

Section 3.10     Renewable ATJ Resale Restrictions. Buyer agrees that, notwithstanding anything to the contrary herein, Buyer shall not sell, directly or indirectly, any Renewable ATJ purchased pursuant to this Agreement (i) for use in the general aviation business segment within North America (i.e., sales to fixed base operators and airport authorities located in North America for resale to end users), except as contemplated by the next sentence, or (ii) to corporate flights departments, fractional operators, charter operators, unscheduled commercial cargo carriers, non-commercial aircraft owners, or original aviation engine manufacturers for use in North America.  For sake of clarity, the foregoing does not prohibit (i) sales by Buyer to fixed base operators and airport authorities for resale to scheduled commercial passenger airline carriers, scheduled commercial cargo airline carriers and to any agencies of the United States for use by military aircraft or (ii) sales by Buyer for use outside of North America.

Article 4
Measurement

Section 4.1     Measurement. The volume of Renewable ATJ sold and purchased under this Agreement shall be determined at the time of delivery at the Delivery Point, which shall employ calibrated meters, certified at the time of delivery in accordance with Applicable Law, and corrected in each instance to measure volume in U.S. Gallons. All gauging, sampling and testing of Renewable ATJ shall be performed in accordance with the latest methods of the API MPMS and the ASTM or other acceptable analytical testing methodology. All quantity/volume determinations shall be made in accordance with then currently applicable ASTM methodology. The actual volumes received and delivered shall be the measured volumes reported in Gallons at 60 degrees Fahrenheit; provided, however, the Parties recognize that volume correction factors and other measurement standards for bulk Renewable ATJ movements have yet to be fully developed or universally adopted. The Parties agree to mutually consider and implement such standards when and as applicable. The Parties agree that the meter readings shall be determinative in the absence of manifest error. For purposes of this Section 4.1, “error” shall mean a discovery within one (1) week of the measurement that the measuring device was inaccurate by more than one percent (1%).

Section 4.2     Volume Disputes. If Seller or Buyer has reason to believe there to be an error in the meter readings for one or more deliveries of Renewable ATJ by an amount in excess of one percent (1%), the Party asserting error shall, within ten (10) Days of the date of delivery of volumes it believes were incorrectly measured, present the other Party with documentation supporting such determination. The Parties shall confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the volumes, if justified, for the delivery in question. If the period of time for which the material inaccuracy cannot be definitely known and is not mutually agreed upon, the correction shall be prorated on a 50% basis over the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. In the event an error is determined that prejudiced Seller, Buyer shall pay Seller the difference between the Price paid for Renewable ATJ delivered during the period of time during which the meter(s) was inaccurate and the actual Price that should have been paid for the volume of Renewable ATJ actually delivered. If the error prejudiced Buyer, then Seller shall either (i) refund the amount overpaid by Buyer; or (ii) credit such amounts against amounts due by Buyer on the subsequent Invoice(s).

Section 4.3     Maintenance of Meters. Unless maintenance requirements imposed by Applicable Law or the API MPMS and the ASTM are more stringent, in which case such maintenance requirements will apply, Seller shall inspect, test and adjust its metering and measurement equipment, or shall cause it agents to do the same, at Seller’s expense on at least an annual basis. In the event that Buyer desires additional inspections and tests of the meters, Buyer may require such inspections and tests of Seller, and Seller shall promptly perform such inspections and tests at Buyer’s cost. Buyer shall be permitted to observe any such tests.

Article 5
Quality

Section 5.1     Warranty of Quality. Seller represents and warrants to Buyer that all Renewable ATJ delivered by Seller to Buyer hereunder shall meet the applicable Specifications at the time of delivery at the Delivery Point. The warranty set forth in this Section 5.1 is for the sole benefit of Buyer and does not extend to any subsequent transferee or purchaser of Renewable ATJ. Buyer shall not provide any representations or warranties on behalf of Seller to any Person.

Section 5.2     Verification of Quality; Precautionary Samples; Rejection.

(a)     Seller agrees to provide Buyer with the results of its determinations (“Certificate of Quality”) representing the compliance of a precautionary sample of each shipment of Renewable ATJ with the Specifications on the day of loading of the applicable Transport Container. Seller shall promptly notify Buyer upon discovery that a precautionary sample is defective.

(b)     In the event that: (i) Seller informs Buyer that the Renewable ATJ is defective; (ii) Buyer finds that the Renewable ATJ is defective, based on its own analysis and Seller agrees with Buyer’s analysis after being provided with reasonable data and documentation supporting such analysis; or (iii) Seller’s laboratory is unable to determine the Renewable ATJ to be delivered is in conformance with the Specification upon loading, Buyer may, upon notice to Seller, reject the Renewable ATJ comprising such shipment. All costs reasonably incurred by Buyer shall be reimbursed by Seller within thirty (30) Days of Seller receiving a detailed invoice from Buyer setting forth such costs and any other supporting documentation relating to the shipment of defective Renewable ATJ. Such costs include, but are not limited to: (A) transportation costs incurred to deliver the Renewable ATJ to the Delivery Point and in returning such Renewable ATJ to Seller; (B) secondary testing costs; (C) re-refining; (D) costs associated with emptying and cleaning of storage tanks containing non-conforming Renewable ATJ; and (E) handling costs. Buyer shall not commingle a shipment of Renewable ATJ until it has received a Certificate of Quality or has itself confirmed by an independent test that the Renewable ATJ is conforming, and Seller shall not be responsible for contamination of Buyer’s Renewable ATJ or other fuel supplies in such event. Buyer will use reasonable commercial efforts to mitigate the costs of returning such defective Renewable ATJ. If defective Renewable ATJ is returned to Seller, Seller shall promptly replace the defective Renewable ATJ with an equivalent volume of Renewable ATJ. The remedies contained in this Section 5.2(b) shall be Buyer’s sole and exclusive remedy for delivery by Seller of defective Renewable ATJ.

(c)     In addition to the obligations set forth in Section 5.2(b), Seller and Buyer shall in good faith attempt to minimize the impact of any such quality problem, which may include, at Buyer’s reasonable but exclusive discretion, waiving the requirements set forth in Section 5.1 and accepting the defective Renewable ATJ.

(d)     Each shipment of Renewable ATJ shall be deemed accepted by Buyer if Buyer does not reject such shipment or a Dispute has not been formally noticed, within one hundred twenty (120) hours after the Renewable ATJ has been delivered at the Delivery Point; provided, however, that such one hundred twenty hour time period shall be tolled on Saturdays and Sundays, and for the eleven public holidays recognized in all of France. Should Renewable ATJ later be determined to be defective in breach of the warranty set forth in Section 5.1, the provisions of this Section 5.2(d) shall control.

Section 5.3     RINs Warranty. Seller represents and warrants to Buyer that any Applicable RIN transferred and assigned to Buyer under this Agreement is a valid RIN generated and assigned by Seller in connection with its production of the Renewable Isooctane delivered to Buyer hereunder.

Section 5.4     Records; Right to Audit. Seller shall retain any and all documents and records regarding the delivery, quantity and quality of Renewable ATJ sold and purchased under the terms of this Agreement for twelve (12) months after the date of the Invoice for such Renewable ATJ, or until any dispute regarding such delivery, quantity and quality is resolved. Seller shall provide Buyer access to such documents and records on reasonable prior written notice and at reasonable hours, provided that such access shall be at Buyer’s sole cost and expense and shall be limited to confirming Seller’s performance under this Agreement.

Section 5.5     Disclaimer. Except as specifically provided in Section 5.1 and Section 5.3, Seller expressly disclaims and negates any and all representations, warranties or guarantees with respect to any Renewable ATJ and Applicable RINs made available hereunder, written or oral, express or implied, including any representation, warranty or guaranty with respect to conformity to samples, quality or composition, performance, infringement, merchantability, fitness or suitability for any particular purpose or otherwise, all of which are hereby expressly excluded.

Article 6
Delivery

Section 6.1     Delivery of Renewable ATJ to Buyer.

(a)     All deliveries of Renewable ATJ shall be made FAS (Incoterms 2010) at a designated U.S. port of export specified by Buyer when scheduling such delivery (the “Delivery Point”).

(b)     Seller shall, at Seller’s sole cost and expense, and in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation and delivery services from the applicable Production Facility to the Delivery Point of all quantities of Renewable ATJ made available hereunder to Buyer.

(c)     Should delivery for Fuel purchased by the Buyer not be due to the Buyer, but a third party or Affiliate designated by the Buyer, Seller’s obligations hereunder shall also apply for such delivery.

(d)     Seller shall use reasonable efforts to make all deliveries of Renewable ATJ Monday through Friday within the normal operating hours at the Delivery Point. In the event of any emergency, Buyer may request that Seller use reasonable efforts to deliver Renewable ATJ on Saturdays and/or overnight. Buyer shall be responsible for all actual and reasonable costs incurred with respect to this subsection.

Section 6.2     Orders. Prior to the fifteenth (15th) Day of each month during the Term, Buyer shall submit to Seller (i) its expected requirement of Renewable ATJ for the three calendar months following the next calendar month and (ii) an order for the following calendar month including the (i) the dates that Buyer requests for delivery of Renewable ATJ during the following month; and (ii) the applicable Delivery Point(s) at which Buyer requests the Renewable ATJ be delivered during such month (“Delivery Request”). Prior to the twenty-fifth (25th) Day of each month during the Term, Seller shall submit to Buyer a schedule for delivery of Renewable ATJ for the following month (“Delivery Schedule”) detailing: (i) the dates that Seller expects to deliver Renewable ATJ during the following month; (ii) the applicable Delivery Point(s) at which Seller will deliver Renewable ATJ during such month; and (iii) the volume of Renewable ATJ that Seller expects to deliver on any given Day at such applicable Delivery Point(s) during such month. Seller shall promptly notify Buyer if Seller reasonably believes that Renewable ATJ will not be available in the quantities indicated on the applicable Delivery Schedule for a particular Day if such deficit would exceed ten percent (10%). Seller shall use reasonable efforts to cause the Delivery Schedule for deliveries from the Interim Project and the Expansion Project to provide for ratable delivery of at least the applicable Target Annual Contract Quantity.

Section 6.3     Production Estimates. No later than the thirtieth (30th) Day prior to the commencement of each calendar year during the Term, Seller shall deliver to Buyer a forecast of estimated Renewable ATJ production covering the upcoming calendar year (as updated from time to time in accordance with this Section 6.3 (the “Production Estimate”). The Production Estimate shall detail estimated production of Renewable ATJ on a monthly basis and reflect any planned outages or downtime that Seller anticipates for any of the Production Facilities. Thereafter, no later than the fifteenth (15th) Day prior to the commencement of each month preceding a month that occurs during the calendar year to which the Production Estimate applies, Seller shall deliver to Buyer an updated Production Estimate for the remainder of such calendar year. The Production Estimate is non-binding.

Article 7
Title and Risk of Loss

Section 7.1     Title, Custody and Risk of Loss. Care, custody, control, title and risk of loss of all Renewable ATJ delivered hereunder shall pass to Buyer at the Delivery Point.

Section 7.2     Warranty of Title. Seller represents and warrants that it has good and marketable title to the Renewable ATJ at the time of delivery at the Delivery Point.

Article 8
Consideration

Section 8.1     Price. The price for deliveries of Renewable ATJ hereunder during each year of the Term (the “Price”) shall be determined depending upon the date of delivery, as follows.

Date of Delivery	Price
From the Execution Date through the Interim Project Operations Date	[**]
12-month period commencing on Interim Project Operations Date	[**]
12-month period commencing on the first anniversary of the Interim Project Operations Date	[**]

Section 8.2     Taxes. The Price does not include any Taxes imposed by Governmental Authorities on the sale, purchase, transfer, transportation, storage, or delivery of Renewable ATJ under this Agreement (“Buyer Taxes”). Buyer will be responsible for and will pay when due any Buyer Taxes. Seller will be responsible for income and franchise Taxes imposed on Seller’s net income or gross revenue (“Seller Taxes”). If Seller pays or otherwise incurs Buyer Taxes on account of Buyer, such Buyer Taxes will be set forth in detail on the applicable invoice and added to amounts due, and Buyer shall promptly reimburse Seller for any and all Buyer Taxes paid by Seller. Buyer covenants and agrees that all Taxes shall be paid as they become due notwithstanding any Dispute regarding an Invoice, and that Seller shall have no liability for any Buyer Taxes. Buyer shall indemnify, defend and hold Seller harmless from any and all penalties or interest charges levied by any Governmental Authority on Seller as a result of Buyer failing to pay Buyer Taxes, along with any costs and expenses (including attorneys’ fees) associated therewith or arising therefrom. Seller shall cooperate with reasonable requests of Buyer in any efforts of Buyer to obtain exemption from, or to minimize, such Buyer Taxes.

Article 9
Invoicing and Payment

Section 9.1     Invoicing. Seller shall prepare an invoice for each shipment of Renewable ATJ delivered to Buyer hereunder (“Invoice”), which shall contain the following information: (a) the volume of Renewable ATJ in the applicable shipment as measured pursuant to Section 4.1; (b) the Price per Gallon of Renewable ATJ, determined pursuant to Section 8.1; (c) a description of applicable Buyer Taxes and whether Seller has remitted or will remit such Buyer Taxes to the appropriate Governmental Authority; (d) the total amount due on the Invoice; (e) the date of the shipment; and (f) any other information Buyer may reasonably request in advance. A bill of lading or express receipt must accompany each Invoice. The Invoice shall be forwarded with the applicable shipment, and Seller shall also send a copy of each Invoice to Buyer at the following address:

Air Total International, S.A.
Tour Michelet A
24 Cours Michelet
92800 Puteaux
France
Attn: Christophe Guerbois
Email: Christophe. guerbois@total.com

Section 9.2     Payment. Payment by Buyer on each Invoice shall be net twenty (20) Days from the date of the applicable Invoice. Payment shall be made by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as may be specified by Seller from time to time. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including exchange charges, or bank transfer charges.

Section 9.3     Disputed Amounts. Buyer may hold in abeyance any disputed portion of any Invoice which Buyer disputes in good faith pursuant to the Dispute resolution provisions of the Agreement. Buyer shall provide written notice of any disputed amounts prior to the date required for payment on such Invoice and shall pay all undisputed amounts when due. Any disputed amount which is ultimately determined to have been payable shall be paid with interest according to Section 9.4 from and including the date the item was payable and including the actual date of payment.

Section 9.4     Interest. Any amount not paid by Buyer when due shall bear interest from and including the date payment was originally due to and including the actual date of payment at the lower of: (a) the Prime Rate plus three percent (3%), or (b) the maximum rate permitted by Applicable Law.

Article 10
Representations

Section 10.1     Seller’s Representations. Seller hereby makes the following representations to Buyer:

(a)     It is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Seller or any material agreement, contract, indenture or other instrument under which Seller or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Seller;

(e)     Seller is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     Seller is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Seller’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Seller of its obligations hereunder in any material respect, nor does Seller know of any basis for any such controversy, action, proceeding or investigation; and

(h)     Seller is financially solvent, able to pay its debts as they mature, and upon project financing, will possess sufficient capital to complete its obligations under this Agreement; and

(i)     Seller has carefully studied and reviewed this Agreement, including all Attachment, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

Section 10.2     Buyer Representations. Buyer hereby makes the following representations to Seller:

(a)     It is a company duly organized, validly existing, and in good standing under the laws of France and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)     It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)     The execution, delivery, and performance of this Agreement have been duly authorized by all requisite action and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(d)     Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Buyer or any material agreement, contract, indenture or other instrument under which Buyer or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Buyer;

(e)     Buyer is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)     It is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)     there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Buyer’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Buyer of its obligations hereunder in any material respect, nor does Buyer know of any basis for any such controversy, action, proceeding or investigation;

(h)     It is financially solvent, able to pay its debts as they mature, and has sufficient capital to complete its obligations under this Agreement; and

(i)     It has carefully studied and reviewed this Agreement, including all Attachment, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

Article 11
Insurance

Section 11.1     Required Insurance. Until all obligations under this Agreement are satisfied, the Parties shall each procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

(a)      Employer’s Liability insurance of at least Five Hundred Thousand Dollars ($500,000).

(b)     Commercial General Liability insurance with a minimum combined single limit of One Million Dollars ($1,000,000) each occurrence for bodily injury and broad form property damage. The policy shall cover bodily injury, property damage, personal injury, products and completed operations, and broad form contractual liability coverage including, but not limited to, the commercially insurable liability assumed under indemnification obligations set forth in this Agreement.

(c)     Business Automobile Liability insurance with a combined single limit for bodily injury and property damage of a minimum limit of One Million Dollars ($1,000,000) each occurrence with respect to any and all vehicles of such Party, whether owned, hired, leased, borrowed, or non-owned, assigned to or used in connection with performance of this Agreement; and

(d)     Environmental Impairment Liability insurance with a minimum combined single limit and annual aggregate of One Million Dollars ($1,000,000), which shall include coverage for all actions, omissions, or active or passive negligence, for bodily injury, property damage, defense costs and environmental remediation costs with respect to Releases of Hazardous Substances (including Renewable ATJ) at the Production Facilities or at any location after the Delivery Point.

Section 11.2     Requirements of Insurance.

(a)     Except for Workers’ Compensation, all the policies required by Section 11.1 shall name the other Party as an additional insured.

(b)     The policies shall stipulate that the insurance required by Section 11.1 shall be primary insurance and that any insurance or self-insurance carried by the other Party shall not be contributory insurance.

(c)     Each Party shall waive, and require it’s insurers to waive, any and all recovery rights to which any such insurer may have against the other Party by virtue of the payment of any loss under any insurance.

(d)     All policies required under by Section 11.1, except for Workers’ Compensation, shall contain a severability of interest provision, and shall not contain any commutation clause or any other provision that limits third party actions over claims.

(e)     Upon a Party’s request, the other Party shall provide documentary evidence in a form and content acceptable to the requesting Party, confirming to such other Party’s satisfaction that the required insurance policies have been obtained and will remain in effect as required by this Section 11.2.

(f)     Once a year, each Party shall provide the other Party with information about any material changes in or cancellation of any insurance policies.

Article 12
Force Majeure

Section 12.1     Force Majeure Generally. Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of a Force Majeure Event. Subject to the provisions of this Article 12, the term “Force Majeure Event” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of the Party claiming Force Majeure, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

Section 12.2     Force Majeure Events. Force Majeure Events may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure Event set forth above: acts of God, the government, or a public enemy; strikes, lockouts, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, adverse weather conditions, fires, explosions, arrests and restraints of governments or people; .

Section 12.3     Certain Obligations Not Excused.

(a)     Notwithstanding anything to the contrary herein, no Force Majeure Event will relieve, suspend or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

(b)     In addition, the following events shall not constitute a Force Majeure Event:

(i)     A Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(ii)     the ability of Buyer and/or Seller to obtain better economic terms for the sale and/or purchase (as they may be) of Renewable ATJ; and

(iii)     changes in either Party’s market factors, default of payment obligations or other commercial financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s markets.

Section 12.4     Procedures and Timing. A Force Majeure Event shall take effect at the moment such an event occurs. Upon the occurrence of a Force Majeure Event that prevents, interferes with or delays the performance by a Party, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable: (i) the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and (ii) the particulars of the program to be implemented to resume normal performance under this Agreement. Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

Section 12.5     Apportionment and Cancelation. Notwithstanding any other provision in this Article 12, (i) during any Force Majeure Event affecting Seller, Seller shall be entitled to apportion the remaining capacity at the Production Facilities, as applicable, among itself, its Affiliates, and any other customers, Buyer included, at Seller’s discretion, and (ii) Seller shall have the right to terminate this Agreement or cancel any deliveries of Renewable ATJ without liability whatsoever if for any reason if Seller ceases selling Renewable ATJ or shuts down or reduces production of Renewable ATJ, temporarily or permanently.

Article 13
Compliance with Laws and Regulations

Section 13.1     Compliance with Laws and Regulations. This Agreement is subject to all present Applicable Laws and any future Applicable Law imposed by Governmental Authorities having jurisdiction over the Parties. In performing its obligations hereunder, each Party shall comply with all Applicable Laws now and then in-effect.

Section 13.2     Material Safety Compliance. Buyer warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Renewable ATJ.

Article 14
Indemnification

Section 14.1     Buyer’s Indemnity. Buyer shall indemnify, defend and save harmless the Seller Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Buyer of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, sales, transportation, use, misuse, blending, processing or disposal by or on behalf of Buyer, Buyer’s customers, or their respective Affiliates or their contractors or carriers of any tier, of any Renewable ATJ after such Renewable ATJ, has been made available to Buyer at the Delivery Point, including of any derivative product, co-product, byproduct or waste product therefrom, whether used solely or in combination with other substances or in any process, except in each case to the extent caused by the gross negligence or willful misconduct of Seller or any Seller Indemnitee.

Section 14.2     Seller’s Indemnity. Seller shall indemnify, defend and save harmless the Buyer Indemnitees from and against any and all Claims and Losses of Third Parties for loss of or damage to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with actions or omissions in the performance by Seller of its obligations under this Agreement, or that arise out of or are connected with the handling, storage, transportation, processing or disposal by or on behalf of Seller, or their respective Affiliates or their contractors or carriers of any tier, of any Renewable ATJ before such Renewable ATJ, has been made available to Buyer at the Delivery Point, including of any derivative product, co-product, byproduct or waste product therefrom, whether used solely or in combination with other substances or in any process, except in each case to the extent caused by the gross negligence or willful misconduct of Buyer or any Buyer Indemnitee.

Section 14.3     Indemnification Procedures.

(a)     If any Person seeking indemnification hereunder (an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 14 (whether or not the amount thereof is then quantifiable) against a Party (the “Indemnifying Party”), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Indemnifying Party promptly after, and in any event no later than fifteen (15) Business Days following, receipt of notice of such claim, suit, action or proceeding by such Indemnified Party. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except (and then only) to the extent that the defense of such claim, suit, action or proceeding is prejudiced by the failure to give such notice.

(b)     Upon receipt by an Indemnifying Party of a Claim Notice, the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of Confidential Information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) negotiate a settlement or compromise of such action or claim; provided, that (A) such settlement or compromise shall include a full and unconditional waiver and release of all Indemnified Parties (without any cost or liability of any nature whatsoever to such Indemnified Parties) and (B) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)     If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense. Notwithstanding the foregoing, if (i) a claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the Parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(d)     If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.

(e)     Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

Article 15
Defaults and Remedies

Section 15.1     Events of Default. A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

(a)     the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within ten (10) Business Days after written notice thereof;

(b)     any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

(c)     if a Bankruptcy Event has occurred with respect to such Party;

(d)     if such Party fails to perform any material obligation imposed upon such Party under this Agreement, and such failure is not remedied within sixty (60) Days after such Party receives notice thereof from the other Party; provided that if such sixty (60) Day period is not sufficient to enable the remedy or cure of such failure in performance, and such Party shall have upon receipt of the initial notice promptly commenced and diligently continues thereafter to remedy such failure, then such Party shall have a reasonable additional period of time; or

(e)     in respect of Buyer, if Buyer fails to unload, handle, store, use, process, sell, or dispose of Renewable ATJ or any impurity, derivative product, by product and waste product thereof in a safe or environmentally responsible manner, or with due regard to health and industrial hygiene.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) occurs as a result of a Force Majeure Event declared by a Party in accordance with this Agreement.

Section 15.2     Notice of Event of Default. If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 15.1 above (as applicable, the “Moratorium Period”), would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If the Defaulting Party cures the alleged Event of Default before the expiration of the later of the Moratorium Period or the cure period specified in the Default Notice, then the Default Notice shall be inoperative with respect to the alleged Event of Default that has been so cured or remedied.

Section 15.3     Remedies. If an Event of Default occurs and continues uncured following the applicable Moratorium Period, then the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity, including the right to terminate this Agreement on written notice to the Defaulting Party, subject, however, to the limitations on liability provided for herein. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination.

Section 15.4     Suspension. In addition to any and all rights available to Seller pursuant to Section 15.3, Seller shall be permitted to suspend performance under this Agreement if a Buyer Event of Default has occurred and is continuing.

Article 16
Limitations of Liability

Section 16.1     Limitation on Duties. This Agreement shall not create on the part of Seller or Buyer any legal duty owed to the consumers or customers (or the customers served by customers) of either Party.

Section 16.2     Limitation on Remedies. For breach of any provision for which an express remedy or measure of damages is provided as the sole and exclusive remedy, such express remedy or measure of damages shall be the sole and exclusive remedy, a Party’s liability hereunder shall be limited as set forth in such provision, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, a Party’s liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived. In the event of a breach of this Agreement by Seller, such direct actual damages shall be limited to damages arising out of a failure to deliver Renewable ATJ in the quantities required hereby for the year of the Term in which the breach occurred, and expressly exclude any damages pertaining to other years, all of which are hereby expressly waived.

Section 16.3     Disclaimer of Certain Damages. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute. For the sake of clarity, the Parties agree that consequential, incidental, special, punitive, or exemplary damages suffered by a third party which are an element of loss subject to indemnification hereunder shall be considered direct damages hereunder. These limitations shall apply even if it causes a remedy in this Agreement to have failed of its essential purpose.

Article 17
Dispute Resolution

Section 17.1     Dispute Resolution Generally. Except with respect to any action for injunctive relief, any controversies, claims, disagreements, or disputes (each, a “Dispute”) between the Parties arising out of or related to the performance of this Agreement, or the alleged breach, termination, or invalidity hereof, shall be resolved in accordance with this Article 17. A Party shall be entitled to recover all costs and expenses from the other Party relating to the enforcement of this Article 17 should that other Party seek to litigate any Disputes or otherwise pursue a dispute resolution process that differs from that set forth in this Article 17.

Section 17.2     Friendly Consultation. In the event of any Dispute, the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. Either Party may give notice to the other Party invoking the provisions and process set forth in this Section 17.2. Such notice shall contain the name of the sending Party’s senior officer who is authorized to attempt resolution of the Dispute. Within five (5) Days after receiving such notice, the receiving Party shall also name a senior officer who is authorized to attempt resolution of the Dispute and shall notify the sending Party thereof. The senior officers nominated by each Party shall meet at a mutually agreed time and place, or by telephone conference, to attempt resolution of the Dispute no later than fifteen (15) Days after notice of the Dispute was initially received. Should a resolution of such Dispute not be obtained within five (5) Days after the meeting of senior officers for such purpose, either Party may then, by notice to the other, submit the Dispute to binding arbitration pursuant to Section 17.3.

Section 17.3     Binding Arbitration.

(a)     In the event the Parties cannot resolve the Dispute pursuant to Section 17.2, either Party may submit the Dispute to binding arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All procedural aspects of this agreement to arbitrate, including the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses as to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the United States Arbitration Act, 9 U.S.C. §§ 1-16. Either Party may invoke binding arbitration by written notice to the other. Unless otherwise agreed upon by the Parties, the arbitration shall be held in Denver, Colorado. The Parties shall mutually agree on one (1) neutral and independent arbitrator. If the Parties cannot agree on one (1) arbitrator within thirty (30) Days from the date on which the notice invoking arbitration is given, the American Arbitration Association shall be empowered to appoint the single, independent arbitrator from a list of three to be provided by the American Arbitration Association with each Party striking one name from the list. The arbitrator must be a lawyer licensed to practice in the State of New York and shall be qualified by at least ten (10) years’ of legal experience in the energy industry (with at least three (3) years’ experience in the oil, gas, or renewable fuels industry). The hearing shall be held within ninety (90) Days after appointment of the arbitrator, and the arbitrator shall promptly render a decision promptly thereafter. The Parties agree to cooperate fully with the arbitrator in order to meet the time schedule for decision and agree that an award may be entered against any party failing to so cooperate. The arbitrator shall not have the authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, consequential damages, or any other penalty or punitive type of damages) regardless of whether such damages may be available under any law, as the Parties have waived their rights, if any, to recover such damages in connection with any such dispute pursuant to Article 16.

(b)     The arbitrator’s decision, including the finding of facts and his/her conclusions of law shall be final, conclusive, and binding upon the Parties. Judgment upon the award rendered by the arbitrator may be entered in any court in the State of Colorado having jurisdiction pursuant to the Colorado Dispute Resolution Act, C.R.S. 13-22-201 et seq., without the right of appeal. The Parties hereby irrevocably waive their right to any form of appeal, review or recourse to any court or other judicial authority. Further, the Parties hereby consent to the jurisdiction of the courts of the State of Colorado and waive any defenses they may have regarding jurisdiction.

(c)     The arbitrator is authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award. Further, the arbitrator is authorized to make pre- or post-award interest at the interest rate specified in Section 9.4.

(d)     The Parties agree that any Dispute and any negotiations and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and will not be disclosed to any Third Party. The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute shall be confidential and will not be disclosed to any Third Party. Notwithstanding the foregoing, the Parties agree that disclosure may be made: (i) in order to enforce any of the provisions of this Agreement including without limitation, the agreement to arbitrate, any arbitration order or award and any court judgment; (ii) to the auditors, legal advisers, insurers and affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend; (iii) where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; or (iv) with the prior written consent of the other Party. The arbitrator shall execute a writing agreeing to be bound by the provisions of this Section 17.3.

(e)     The costs and expenses of the arbitration (including reasonable attorneys’ fees) shall be borne by the losing Party, unless the arbitrator determines that it would be manifestly unfair to honor this agreement of the Parties and determine a different allocation of costs. The prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

(f)     Pending final resolution of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement that are not in Dispute.

Article 18
General Provisions

Section 18.1     Applicable Law. This Agreement is made under and shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any choice of law rule (except Section 5-1401 of the New York General Obligations Law) that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York.

Section 18.2     Waiver of Jury Trial. The Parties hereto hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other document delivered in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties hereto.

Section 18.3     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

Section 18.4     Waiver. No delay or omission by a Party in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. Any waiver authorized on one occasion must be made in writing and is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

Section 18.5     Assignment.

(a)     Neither Party may assign its obligations under this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld. Seller may, however, assign its obligations under this Agreement in whole or in part to any Affiliate of Seller without the prior written consent of Buyer. Notwithstanding the foregoing, Seller may, without the prior written consent of Buyer:

(i)     Assign this Agreement to any Person acquiring all or substantially all of the assets comprising the Expansion Project;

(ii)     Collaterally assign this Agreement to any Person providing financing or other security in connection with the Production Facilities; or

(iii)     Assign this Agreement to any special purpose vehicle in connection with a financing.

With respect to any assignment pursuant to Section 18.5(a)(i) or Section 18.5(a)(iii) the assigning Party shall be released from all obligations and liabilities under this Agreement.

(b)     In addition, Seller may, without the prior written consent of Buyer, subcontract the performance of its obligations under the Agreement in whole or in party to a third party, provided that Seller acknowledges and agrees that it shall be responsible to Buyer for the acts and omissions of its subcontractors to the same extent as Seller is responsible to Buyer for the acts or omissions of its own employees.

Section 18.6     Notices.

(a)     All notices and communications required to be given pursuant to this Agreement shall be:

(i)     in writing;

(ii)     delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic mail shall be in a portable document format (PDF); and

(iii)     delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

(1)     if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

(2)     if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

(b)     Any such notice and communication shall be deemed to have been received by a Party as follows:

(i)     if delivered by hand or delivered by courier or express service, at the time of delivery; or

(ii)     if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent concurrently by registered or certified mail, return receipt requested, postage prepaid.

(c)     Subject to Section 18.6(a), the addresses for notices shall be as follows:

In the case of Seller, to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Tim Cesarek
Email: tcesarek@gevo.com

With a copy to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: General Counsel
Email: gwilliams@gevo.com

In the case of Buyer, to:

Air Total International, S.A.
Tour Michelet A
24 Cours Michelet
92800 Puteaux
France
Attention: Antoine Jaegle
Email: antoine.jaegle@total.com

With a copy to:

Air Total International, S.A.
Tour Michelet A
24 Cours Michelet
92800 Puteaux
France
Attention: Antioco Piras
Email: antioco.piras@total.com

Section 18.7     Conflicts of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Party, nor any director, employee or agent of a Party, shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Party, nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any affiliate), unless such Person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

Section 18.8     Compliance with Anti-Corruption Laws. In recognition of the principles enshrined in the pertinent international and regional conventions on combating corruption and to ensure compliance and to ensure compliance with the anti-corruption laws applicable to the activities under the Agreement and any other anti-corruption laws otherwise applicable to the Parties or their ultimate parent company,

(a)     Each Party in respect of the Agreement and the matters that are the subject of the Agreement, warrants that neither it nor to its knowledge anyone on its behalf has made or offered nor will make or offer any payment, gift, or promise or give any advantage, whether directly or through an intermediary, to or for the use of any Public Official, where such payment, gift, promise or advantage would be for purposes of:

(i)     influencing any act or decision of such Public Official;

(ii)     inducing such Public Official to do or omit to do any act in violation of his or her lawful duties;

(iii)     securing any improper advantage; or

(iv)     inducing such Public Official to use his or her influence to affect any act or decision of any department, agency or instrumentality of any government or public enterprise.

(b)     Each Party shall cause their own personnel and subcontractors to undertake the obligations set forth in this article and to warrant the same under the terms of their agreements with any subcontractors.

(c)     All financial settlements, billings and reports rendered to the Buyer shall accurately and in reasonable detail reflect all activities and transactions undertaken in the performance of the Agreement. Seller also shall maintain adequate internal controls to ensure that all payments made in performance o the Agreement are authorized and in compliance with the Agreement.

(d)     All payments by the Buyer to Seller shall be made in accordance with the Agreement.

(e)     Without prejudice to any other rights or remedies, either Party otherwise may have hereunder or by law, including but not limited to damages for breach of the Agreement, if any of the undertakings or requirements of this Section 18.8 have not be complied with or fulfilled by a Party, the other Party shall have the right to terminate and/or suspend the Agreement with immediate effect.

Section 18.9     International Economic Sanctions. Notwithstanding any other provisions of this Agreement, each Party shall comply with International Economic Sanctions (as defined below) and agrees that its performance of this Agreement shall not cause any Party to be in breach of any International Economic Sanctions. Neither Seller nor Buyer shall be required to perform any obligation otherwise by this Agreement if such obligation would be in violation of International Economic Sanctions applicable to it and/or to the Renewable ATJ.

“International Economic Sanctions” means any laws or regulations applicable to a Party and/or to the Renewable ATJ relating to economic sanctions enacted, administered, imposed or enforced by a Sanction Authority, including but not limited to the Office of Foreign Assets Control of the United States or the Council of the European Union.

Section 18.10     Entire Agreement/Modification. This Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned and supersede any previous or contemporaneous agreements or understandings between the Parties. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties.

Section 18.11     Status of the Parties. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Agreement, Seller is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Agreement, neither Buyer nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 18.12     Confidentiality.

(a)     A Party receiving Confidential Information shall: (i) treat such Confidential Information as confidential and use reasonable care not to divulge such information to another Person (except for lenders, counsel and other consultants acting at the request of the receiving Party in connection with the Production Facilities or this Agreement, and provided that such Persons (including Affiliates) are under an obligation of confidentiality or have executed a written agreement agreeing to be bound by the provisions of this Section 18.12), such care to be commensurate, at a minimum, with the care exercised by each of Seller and Buyer for protection of its confidential information of a similar nature to the Confidential Information; (ii) restrict access to Confidential Information to personnel who reasonably require such information in connection with this Agreement; (iii) not make any copies of the other Party’s Confidential Information unless approved in writing by the other Party, and, if approval is given, will reproduce the other Party’s proprietary rights notices on any approved copies; and (iv) restrict the use of such Confidential Information to matters related to the performance of this Agreement.

(b)     Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other Intellectual Property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

(c)     At any time upon written request by the disclosing Party, the other Party shall promptly return to the disclosing Party all its Confidential Information, including all copies thereof; provided that the other Party shall be entitled to keep one (1) copy of such Confidential Information for its legal records. The return of Confidential Information to the disclosing Party or the retention of a copy of Confidential Information for legal records shall not release a Party from its obligations hereunder with respect to such Confidential Information.

(d)     Each Party agrees that the other Party shall be entitled to injunctive relief in the event of any breach or anticipated breach of this Section 18.12, without proof of any actual or special damages.

(e)     To the extent permitted by Applicable Law, the contents of this Agreement shall be considered confidential, and neither Party shall disclose the provisions of this Agreement or the Agreement in its entirety to another Person without the other Party’s prior written consent. The Parties acknowledge that this Agreement will be disclosed publicly pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and may be made available for public comment; however, if disclosure is required, the Parties will use their best efforts to secure redaction of commercial terms to the extent permitted by Applicable Law.

(f)     The provisions of this Section 18.12 shall survive any expiration or termination of this Agreement for a period of two (2) years.

Section 18.13     Publicity and Announcements. Notwithstanding Section 18.12, Seller and Buyer agree to publicly disclose, via a mutually agreed upon press release, aspects of the commercial plan for Buyer to serve as a major purchaser of Renewable ATJ from the Production Facilities. Seller and Buyer agree to evaluate options to make such disclosure most impactful and provide maximum credibility for Seller’s technology. Each Party shall coordinate with the other Party with respect to, and provide advance copies to the other Party for review of, the text of any proposed announcement or publication that include any non-public information concerning the Production Facilities or this Agreement prior to the dissemination thereof to the public or to any Person other than employees, representatives, agents, advisors, contractors or subcontractors of any tier, and in each case, who agree to keep such information confidential. Neither Party shall make a public announcement or publication until the other Party approves such announcement or publication.

Section 18.14     Further Assurances. Each Party shall provide such information, execute and deliver any instruments and documents and take such other actions as may be reasonably necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

Section 18.15     Survival. The provisions of Article 14, Article 15, Article 16, Article 17 and Article 18 shall survive termination or expiration of this Agreement.

Section 18.16     Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

(The Remainder of this Page Left Blank Intentionally)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

GEVO, INC. as “Seller”		AIR TOTAL INTERNATIONAL, S.A. as “Buyer”

By:	/s/ Patrick Gruber	By:	/s/ Paul Mannes
Name:	Patrick Gruber	Name:	Paul Mannes
Title:	CEO	Title	CEO

Signature Page – Renewable ATJ Purchase and Sale Agreement